Exhibit 5.1


                              September 17, 1998

Valley Forge Scientific Corp.
136 Green Tree Road, Suite 100
Oaks, PA 19456

          Re:  SEC Registration Statement on Form S-8
                Non-Qualified Employee Stock Option Plan

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-
8 to be filed by Valley Forge Scientific Corp. (the "Company") with the Securities and Exchange Commission on or about September
17, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares ("Shares") of the Company's common stock issuable under the Company's Non-Qualified Employee Stock
Option Plan ("Plan"). As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance and sale of Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the plan, will be legally and validly issued, fully-paid and non-assessable.

     We note that insofar as this opinion may involve the laws of the Commonwealth of Pennsylvania, our opinion is based solely upon the Business Corporation Law of Pennsylvania.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                    Very truly yours,


                    /s/ Hale & Schenkman
                    Hale & Schenkman